Exhibit 99.1



                                                                 PRESS RELEASE


CONTACT:  Martin M. Shea                                 FOR IMMEDIATE RELEASE
          Triarc Companies, Inc.
          (212) 230-3030


                      TRIARC ANNOUNCES STRATEGIC ACTIONS

   -- Graniteville to be Sold to Avondale Mills for $255 Million in Cash --

           -- Planned Initial Public Offering of National Propane
                    Through Master Limited Partnership --

            -- Charges to be Applied to Fourth-Quarter Earnings --


     NEW YORK, NY -- January 25, 1996 -- Reflecting the commitment it made last year to undertake a strategic review of its businesses and to pursue aggressively opportunities to build shareholder value, Triarc Companies, Inc. (NYSE:TRY) today announced a series of steps aimed at realizing its value-enhancement objectives. The steps, which include the proposed sale of the Company's Graniteville textile business and an initial public offering of the Company's National Propane liquefied petroleum subsidiary, through a master limited partnership, will significantly enhance Triarc's strategic, operational and financial flexibility, and enable it to focus on its principal consumer businesses: restaurants (Arby's) and beverages (Royal Crown and Mistic Brands). The proposed sale of the Graniteville business will be to Avondale Mills of Monroe, Georgia. The decision to sell to Avondale follows a decision by Triarc and Galey & Lord who mutually agreed not to go forward with their previously announced proposed merger of Graniteville and Galey & Lord.

Graniteville

     Pursuant to a letter of intent entered into with Avondale Mills, Triarc will sell the Graniteville business for $255 million in cash. A portion of the proceeds will be used by Triarc to repay Graniteville's existing indebtedness. In addition, C.H. Patrick, Inc., Graniteville's specialty chemical subsidiary, which is not being sold, will have a long-term contract to supply chemicals and dyes to the combined Avondale/Graniteville business. The consummation of the transaction is subject to execution of a definitive agreement, Hart-Scott-Rodino antitrust clearance and other regulatory approvals and customary closing conditions.


National Propane

     Triarc also announced today that, in connection with its previously announced review of strategic alternatives for National Propane, its Board of Directors has approved a plan to file a registration statement with the Securities and Exchange Commission with respect to an underwritten initial public offering of National Propane Corporation, the fifth largest propane distribution company in the United States. The offering will be of common units to be issued by a new master limited partnership (MLP) to be formed by National Propane.

     A registration statement has not been filed with the Securities and Exchange Commission. The offering of MLP units will be made only by means of a prospectus. The MLP units may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the MLP units in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Fourth Quarter Earnings Charge; Adoption of SFAS 121

     Triarc also announced that it will be recording certain non-recurring charges in the 1995 fourth quarter with respect to: the planned early adoption of Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets"; write-downs in connection with certain long-term investment impairments; and continued downsizing efforts of the Company. The total amount of such charges has not yet been finalized. SFAS 121 is required to be adopted effective with the first quarter of 1996. The charges relating to SFAS 121 relate to a required accounting change in the method of determining impairment for long-lived assets used in the business and will have no cash impact. This charge will provide a non-cash benefit in future years from reduced depreciation and amortization.

     Separately, Triarc announced that Leon Kalvaria has resigned as Vice Chairman and member of the Board. Mr. Kalvaria will continue to be available as a consultant to the Company.

                                *     *     *

     Commenting on the Graniteville sale, Nelson Peltz, Chairman and Chief Executive Officer, said, "The proposed transaction with Avondale is a major step in our previously announced review of strategic alternatives for our businesses. The agreement announced today will significantly enhance Triarc's balance sheet, increase our strategic and financial flexibility, and allow us to continue to build the value of Triarc's businesses."

     Peter W. May, President and Chief Operating Officer of Triarc, said, "Going forward, Triarc should be simpler to understand with its operations primarily focused on its consumer businesses through Arby's, Royal Crown and Mistic. As a separate public company, National Propane will be in a better position to grow, and Triarc will participate in such growth as the holder of equity units in the master limited partnership. Similarly, the separation of C.H. Patrick from Graniteville and the new long-term supply agreement should promote growth oportunities for Patrick."


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